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                                                                      EXHIBIT 99



                    LASERVISION AGREES TO ACQUIRE CLEARVISION

         COMPANY ALSO ACQUIRES ASSETS OF NEBRASKA BASED CATARACT COMPANY

ST. LOUIS, MISSOURI--August 9, 2001--LASER VISION CENTERS, INC., (NASDAQ: LVCI) announced today that it has agreed to acquire certain assets and liabilities of ClearVision Laser Centers, Inc., based in Lakewood, Colorado. In addition, LaserVision said that it has acquired the assets of Ophthalmic Resources, Inc., an Omaha, Nebraska based cataract surgery company.

LaserVision will acquire the assets of ClearVision using restricted stock in a transaction that is expected to close within the month and has acquired the assets of Ophthalmic Resources in an all cash transaction. The Company said that it believed the acquisitions would be accretive to fiscal 2002 earnings. Further terms were not disclosed.

ClearVision operates fixed and mobile excimer lasers used in refractive eye surgery commonly known as LASIK (laser in-situ keratomileusis). Once the acquisitions are completed, LaserVision will operate 125 excimer lasers in the United States providing access to over 925 surgeons in more than 360 locations in 47 states. The combined corporate entity is expected to perform more than 40,000 procedures per quarter, firmly solidifying LaserVision's position as the world's largest excimer laser provider. A.G. Edwards and Sons, Inc. acted as LaserVision's exclusive financial advisor in the ClearVision transaction.

With the acquisition of the assets of Ophthalmic Resources, LaserVision, through its Midwest Surgical Services division, will provide cataract services to 226 surgeons in 251 hospitals in 36 states.

"These acquisitions are excellent strategic moves for LaserVision," LaserVision Chairman and CEO John J. Klobnak said. "ClearVision's strong presence throughout Colorado, Utah and in the Pacific Northwest provides us with an instant network in areas where we previously have not had a strong presence. ClearVision has a service oriented culture similar to LaserVision's and once combined it should result in an enhanced service organization." Klobnak said he expected some synergies in operations from the ClearVision transaction.

ClearVision CEO Thomas P. Rogan stated, "As we looked at potential partners, LaserVision was our clear first choice. With their stellar clinical reputation and a patient- and physician-centered culture similar to ClearVision's, we felt that they are the industry leader of the excimer laser access sector. This is an excellent opportunity for our affiliated surgeons, our clinical teams, and our patients."

The Company will hold a conference call with shareholders and members of the investment community at 5 p.m. EST on August 9, 2001 to discuss these acquisitions. The dial-in number for the call is 800-347-6311. The call can also be accessed through the Investor Relations page on the



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Company's web site. The web site address is www.laservision.com and the presentation will be archived there until September 10, 2001.

As of May 1, 2001, LaserVision operated 106 excimer lasers in the United States providing access to over 710 surgeons in more than 310 locations in 47 states, making it the largest excimer laser provider in the world. In addition to being the world's largest provider of excimer lasers, related equipment and support services for the treatment of nearsightedness, farsightedness and astigmatism, LaserVision also provides mobile cataract services through its subsidiary Midwest Surgical Services.

Except for historical information, statements relating to LaserVision's plan, objectives and future performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting LaserVision's business is contained in LaserVision's most recent filings with the Securities and Exchange Commission.









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